                                                                     EXHIBIT 99


                         Contact:  Arthur Newman
                                   Chief Financial Officer
                                   (615) 301-3300
                                   ir@healthstream.com


                                   Media
                                   Mollie Elizabeth Condra
                                   Communications & Investor Relations
                                   (615) 301-3237
                                   mollie.condra@healthstream.com


               HEALTHSTREAM ANNOUNCES SECOND QUARTER 2003 RESULTS

HIGHLIGHTS:

         - Revenues of $4.7 million in second quarter 2003, up 13% over second quarter 2002 and 6% over first quarter 2003

         - Net loss of $1.0 million, an improvement of $2.2 million (69%) over the same quarter in 2002

         - EBITDA improves by $2.0 million (87%) to a loss of $259,000, resulting in cash and investments of $17.5 million

         - 700,000 healthcare professional subscribers now fully implemented on Internet-based learning network, up from 650,000 in prior quarter

         - Two new products launched: HospitalDirect(TM) and the HealthStream Authoring Center(TM)

         - Third Annual e-Learning Summit held with 250 healthcare education management attendees

         -        Ron Hinds elected to board of directors


NASHVILLE, TENN. (JULY 29, 2003)--HealthStream, Inc. (NASDAQ/NM: HSTM), a leading provider of learning solutions for the healthcare industry, announced today results for the second quarter ended June 30, 2003.

FINANCIAL RESULTS:

SECOND QUARTER 2003 COMPARED TO SECOND QUARTER 2002

Revenues for the second quarter of 2003 increased by $540,000, or 13 percent, to $4.7 million, compared to $4.1 million for the second quarter of 2002. This year over year revenue growth is the result of our continued success in executing our core strategy, led by growth in the subscriber base of our Healthcare Learning Center(TM) of $610,000 and $350,000 of growth in add-on courseware, primarily HIPAA-related. These revenue increases were partially offset by anticipated lower licensing and maintenance fees of $280,000 related to our installed learning management products, decreases in content development services of $80,000, and declines in our live event activities of $60,000. The proportion of revenues derived from our Internet-based subscription products increased to 56 percent of total revenues for the second quarter of 2003 from 40 percent during the same quarter in 2002.

Gross margins (which we define as revenues less cost of revenues divided by revenues) improved to approximately 66 percent for the second quarter of 2003 from 62 percent in the second quarter of 2002. The improvement is primarily a result of the revenue increases mentioned above. Net loss for the second quarter of 2003 was $1.0 million, or ($0.05) per share, compared to a net loss of $3.2 million, or ($0.16) per share, for the second quarter of 2002. The improvement in net loss over the prior year quarter resulted primarily from increased revenues, reductions in personnel and related expenses, reduced commission expense due to revised commission structures, reductions in other operating expenses, as well as lower amortization of intangibles. These expense improvements were partially offset by increased royalties associated with sales of HIPAA-related courseware subscriptions.

EBITDA (which we define as loss excluding cumulative effect of change in accounting principle and before interest, taxes, depreciation, and amortization) improved to a loss of $259,000 for the second quarter of 2003, compared to a loss of $2.3 million for the second quarter of 2002. This improvement is consistent with the factors mentioned above.

SECOND QUARTER 2003 COMPARED TO FIRST QUARTER 2003

Revenues were $4.7 million for the second quarter ended June 30, 2003 as compared with $4.4 million for the first quarter ended March 31, 2003. The increases in revenues were attributable to our Internet-based Healthcare Learning Center(TM), which increased by $100,000, add-on courseware (led by our HIPAA curriculum), which increased by $120,000, and increases associated with content development services of $150,000. Revenues from our live event activities increased slightly, driven by the completion of event development, coordination, and registration services associated with the AORN Congress. These increases were partially offset by an anticipated decline in maintenance fees from our installed learning management products of $100,000.


Gross margins were comparable to the first quarter of 2003, at 66 percent. Net loss for the second quarter ended June 30, 2003 was $1.0 million, or ($0.05) per share, compared to the first quarter 2003 loss of $1.4 million, or ($0.07) per share. The improvement in net loss was primarily a result of the increases in revenues and lower operating expenses and personnel expense reductions, while sales and marketing expense increases were associated with hosting our third annual e-Learning Summit in April 2003.

At June 30, 2003, the Company had cash, investments, and related interest receivable of $17.5 million, compared to $18.8 million at March 31, 2003. The $1.3 million reduction for the second quarter of 2003 improved from the $2.1 million reduction during the same period during 2002, and from the $1.6 million reduction experienced during the first quarter of 2003. The improvement over the same period in the prior year and over the prior quarter is consistent with the trends noted above. Capital expenditures during the second quarter of 2003 and 2002 both approximated $0.2 million. Capital expenditures on a year to date basis totaled $0.5 million in 2003 and $0.4 million in 2002.

HOSPITAL-BASED CUSTOMER CHANNEL (HCO) UPDATE

Our learning solutions are helping healthcare organizations improve their compliance with regulatory training that is mandated by the Occupational Safety & Health Administration (OSHA), complete training that is required for accreditation by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO), and meet training requirements created by the Healthcare Insurance Portability and Accountability Act (HIPAA). In addition, our solutions offer customers the opportunity to train their employees in multiple clinical areas and assign training that reduces their organization's risk and improves patient safety, while recognizing significant cost-savings over traditional, classroom-based training.

At June 30, 2003, approximately 700,000 healthcare professionals were fully implemented to use HealthStream's Internet-based Healthcare Learning Center(TM)
(HLC) for training and education, up from approximately 650,000 at the end of first quarter 2003. The total number of contracted subscribers--both implemented (700,000) and in the process of being implemented (38,000)--is 738,000, up from approximately 690,000 contracted subscribers at the end of first quarter 2003.

HealthStream continues to actively transition its customers using one of its installed learning management systems to the Internet-based Healthcare Learning Center. In the second quarter, approximately 40 percent of the newly contracted subscriptions, representing approximately 19,000 healthcare professional subscribers, were among those who chose to make this transition.

During the second quarter, HealthStream launched the HealthStream Authoring Center(TM), an integrated suite of authoring services, available exclusively through HealthStream's Internet-based learning platform. By the end of the second quarter, 70 days after its launch, 70 hospital customers contracted to add the Authoring Center to their learning solutions provided by HealthStream, representing a total order value of approximately $168,000 over the length of the contracts. This authoring solution is offered to our HLC customers on a subscription basis, and the terms are based on the size of the customer's organization. Among the 70 contracts, 25 were upgrades of our previous authoring tool and will not generate additional revenues until services are renewed. Forty-five contracts are for new services, resulting in an annual revenue expectation of approximately $72,000.

In support of effective implementation and practical use of online learning in healthcare organizations, HealthStream held its third annual "e-Learning Summit" for its existing and prospective customers on April 22 - April 25, 2003. Attended by approximately 250 participants, representing healthcare organizations from every region in the country, the Summit offered insight from thought leaders in healthcare education, industry trends, and practical solutions to everyday challenges in training. Tim Porter O'Grady, a widely acknowledged expert consultant to the healthcare industry, delivered the keynote address at the conference.

PHARMACEUTICAL AND MEDICAL DEVICE CUSTOMER CHANNEL (PMD) UPDATE

HealthStream works with its pharmaceutical and medical device company customers to develop education initiatives that reach hospital-based healthcare professionals. Our innovative learning solutions are also used by these customers in their product launch plans and in support of their sales training efforts. Representative of our long-term customers, Medtronic, Inc. contracted for two workshops and a series of study guides and clinical education programs during the second quarter 2003. The first of the two workshops, "Advanced Pain Management," will be held in September 2003.

On June 30, 2003, HospitalDirect(TM), a new software application for training hospital-based healthcare professionals about medical devices and/or pharmaceuticals, was launched on an introductory basis to HealthStream's learning network of hospitals. By subscribing to HospitalDirect, we believe medical device and pharmaceutical companies will be able to accelerate the process of educating the market about their products, while reducing their product launch and training expenses. The recipients of training on HospitalDirect--hospitals in HealthStream's learning network--will be provided with leading edge product training that is readily accessible to employees from any workstation with an Internet connection, adding value to their subscription to the Healthcare Learning Center.

To introduce the new application to hospital-based healthcare professionals, HealthStream provided four courses through HospitalDirect to its customers. As part of our product education in launching HospitalDirect, we formed "Team HospitalDirect," an advisory group comprised of 130 hospitals that have volunteered to provide the Company with feedback on their training needs related to medical devices. At this introductory stage, we do not yet have medical device company customers that have purchased this product. We are actively educating this market of the value proposition that HospitalDirect offers them, while, concurrently, introducing this new application to hospital-based healthcare professionals.

CORPORATE UPDATE

Mr. Ron Hinds was elected to serve on the Company's board of directors, and he will serve on the audit committee. As a certified public accountant who has worked in public accounting for over 25 years, Mr. Hinds brings a wide breadth of experience to HealthStream--including 12 years as an audit partner at Deloitte & Touche. More recently, Mr. Hinds served as executive vice president and chief financial officer at Renal Care Group, Inc. and was a founding member of its management group in 1995. His financial expertise and business leadership will be valued as he joins the board in overseeing HealthStream's corporate and strategic initiatives.

FINANCIAL EXPECTATIONS

Third quarter revenues are expected to approximate $4.5 million, down 3 percent from second quarter 2003. Revenues from our Internet-based Healthcare Learning Center are anticipated to grow over the second quarter results, as are add-on courseware and additional content development contracts. We expect live event and clinical education revenues to decline during the third quarter for the pharmaceutical and medical device business, consistent with our historical seasonal trend of fewer sales of these products during the summer months. Revenues associated with our installed learning management products will also continue to decline due to transitions to the Healthcare Learning Center. We expect that gross margins will be comparable with the second quarter as a result of the increase in subscription revenues, offset by the impact of the decline in live event and development revenues noted above. While we expect that other general and administrative expenses will be comparable with the second quarter, we anticipate that product development expenses will increase as a result of development of additional features and reporting capabilities associated with our Healthcare Learning Center(TM) product. We expect sales and marketing expenses to decline, primarily as a result of lower marketing spending. Marketing expenses peaked during the second quarter of 2003, as related to the e-Learning Summit that we held in April. We expect our net loss for the third quarter of 2003 to improve moderately from the second quarter.

We expect revenue growth for the full year to approximate 16-18% over 2002. We continue to expect that we will achieve our cash flow positive objective, as measured by EBITDA results in September and in the fourth quarter of 2003. We anticipate maintaining significant cash and investment balances, approximating $16.5 million at year-end 2003.

Commenting on second quarter results, Robert A. Frist, Jr., chief executive officer, said, "Our results include record quarterly revenues of $4.7 million, an 87 percent improvement in EBITDA, and a customer base of 700,000 fully implemented subscribers to our Internet-based learning platform. Alongside these markers, we launched two innovative products during the second quarter, HospitalDirect and the Authoring Center, that we believe will add long-term value to our customers and, in turn, further support our market leadership. With these metrics, we believe we will achieve positive cash flow--as measured by EBITDA--within the next 60 days and that we are well positioned for growth in the coming months and years."

A conference call with Robert A. Frist, Jr., chief executive officer, Arthur Newman, chief financial officer, and Susan Brownie, vice president of finance and corporate controller, will be held on Wednesday, July 30, 2003 at 9:00 a.m.
(EST). To listen to the conference, please dial 800-915-4836 if you are calling within the domestic U.S. If you are an international caller, please dial 973-317-5319. The conference may also be accessed by going to www.healthstream.com/investor for the simultaneous Webcast of the call, which will subsequently be available for replay.

ABOUT HEALTHSTREAM

HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 700,000 healthcare professionals currently subscribe to the Internet-based Healthcare Learning Center(TM), HealthStream's learning platform. The Company's learning products and services are used by healthcare organizations to meet the full range of their training needs, while, concurrently, supporting business objectives. Once subscribed to the Healthcare Learning Center(TM), customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company's nationwide network of hospital customers. Nine of the top ten medical device companies and eight of the top ten pharmaceutical companies are among the organizations in HealthStream's growing customer base. (www.healthstream.com)

                               HEALTHSTREAM, INC.
                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                     JUNE 30,                          JUNE 30,
                                                             -------------------------         -------------------------
                                                               2003             2002            2003              2002
                                                             --------         --------         --------         --------

Revenues                                                     $  4,670         $  4,134         $  9,087         $  7,669
Operating expenses:
    Cost of revenues                                            1,604            1,558            3,099            3,390
    Product development                                           811            1,217            1,766            2,226
    Sales and marketing                                         1,236            1,658            2,365            3,219
    Depreciation and amortization                                 857            1,132            1,754            2,293
    Other general and administrative                            1,279            1,881            2,702            3,530
    Office consolidation charge                                    --               97               --               97
                                                             --------         --------         --------         --------
        Total operating expenses                                5,787            7,543           11,686           14,755
Operating loss                                                 (1,117)          (3,409)          (2,599)          (7,086)
    Other income, net                                             106              169              229              417
                                                             --------         --------         --------         --------
Net loss, before cumulative effect of a
  change in accounting principle                               (1,011)          (3,240)          (2,370)          (6,669)
Cumulative effect of a change in
  accounting principle(1)                                          --               --               --           (5,000)
                                                             --------         --------         --------         --------
Net loss                                                     $ (1,011)        $ (3,240)        $ (2,370)        $(11,669)
                                                             ========         ========         ========         ========
Net loss per share:
Basic and diluted, before cumulative effect
  of a change in accounting principle                        $  (0.05)        $  (0.16)        $  (0.12)        $  (0.33)
Cumulative effect of a change in accounting
  principle(1)                                                     --               --               --            (0.25)
                                                             --------         --------         --------         --------
Net loss per share, basic and diluted                        $  (0.05)        $  (0.16)        $  (0.12)        $  (0.58)
                                                             ========         ========         ========         ========
Weighted average shares outstanding:
Basic and diluted                                              20,361           20,251           20,334           20,224
                                                             ========         ========         ========         ========

LOSS EXCLUDING CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE AND BEFORE INTEREST, TAXES, DEPRECIATION AND
AMORTIZATION, EBITDA(2):

Net loss                                                     $ (1,011)        $ (3,240)        $ (2,370)        $(11,669)
Interest income                                                  (109)            (199)            (238)            (456)
Interest expense                                                    4                8                9               15
Income taxes                                                       --               --               --               --
Depreciation and amortization                                     857            1,132            1,753            2,292
                                                             --------         --------         --------         --------
Loss before interest, taxes, depreciation and
  amortization                                                   (259)          (2,299)            (846)          (9,818)
Cumulative effect of a change in accounting principle              --               --               --            5,000
                                                             --------         --------         --------         --------
Loss, excluding cumulative effect of change in
  accounting principle and before interest, taxes,
  depreciation and amortization                              $   (259)        $ (2,299)        $   (846)        $ (4,818)
                                                             ========         ========         ========         ========
Loss per share, excluding cumulative effect of
  change in accounting principle and before interest,
  taxes, depreciation and amortization                       $  (0.01)        $  (0.11)        $  (0.04)        $  (0.24)
                                                             ========         ========         ========         ========

         (1) Effective January 1, 2002, we adopted a new accounting standard, which resulted in the discontinuation of amortization of goodwill and certain other intangible assets.

         (2) In order to fully assess the Company's financial results, management believes that EBITDA is an appropriate measure for evaluating the operating and liquidity performance of the Company at this stage in its life cycle because EBITDA reflects net loss adjusted for non-cash and non-operating items. EBITDA is also used by many investors to assess the Company's results from current operations. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations. EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

                               HEALTHSTREAM, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                              JUNE 30,           DECEMBER 31,
                                                                                2003               2002(1)
                                                                              --------           ------------

ASSETS
Current assets:
      Cash, short term investments and related interest receivable            $ 17,468             $ 17,299
      Accounts and unbilled receivables, net                                     3,612                3,595
      Prepaid and other current assets                                           1,242                  994
                                                                              --------             --------
           Total current assets                                                 22,322               21,888
Investments                                                                         --                3,066
Property and equipment, net                                                      2,383                2,668
Goodwill and intangible assets, net                                              4,229                4,957
Other assets                                                                       302                  334
                                                                              --------             --------
           Total assets                                                       $ 29,236             $ 32,913
                                                                              ========             ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
      Accounts payable, accrued and other liabilities                         $  2,136             $  3,563
      Deferred revenue                                                           3,435                3,346
      Current portion of long-term liabilities                                      51                   67
                                                                              --------             --------
           Total current liabilities                                             5,622                6,976
Long-term liabilities, net of current portion                                       14                   41
                                                                              --------             --------
           Total liabilities                                                     5,636                7,017
Shareholders' equity:
      Common stock                                                              91,351               91,223
      Accumulated deficit and other comprehensive income                       (67,751)             (65,327)
                                                                              --------             --------
           Total shareholders' equity                                           23,600               25,896
           Total liabilities and shareholders' equity                         $ 29,236             $ 32,913
                                                                              ========             ========
Total cash, investments, and related interest receivable                      $ 17,468             $ 20,365
                                                                              ========             ========

(1) Derived from audited financial statements contained in the Company's filing on Form 10-K for the year ended December 31, 2002.

This report on Form 8-K includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2003 that involve risks and uncertainties regarding HealthStream. These statements are based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company's preliminary financial results, while presented with numerical specificity, are forward-looking statements which are based on a variety of assumptions regarding the Company's operating performance that may not be realized, and which are subject to significant uncertainties and potential contingencies associated with the Company's year-end financial and accounting procedures and other matters referenced from time to time in the Company's filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.